TELECOM CORPORATION OF NEW ZEALAND LIMITED AND SUBSIDIARIES

                CONSOLIDATED STATEMENT OF FINANCIAL PERFORMANCE
For the three months ended 30 September 1999 (Unaudited)

                                                            Year ended                       Three months ended
                                                              30 June                            30 September
                                                            ----------            ----------------------------------------
                                                               1999                   1998           1999           1999
----------------------------------------------------------------------            ----------------------------------------
(Dollars in millions, except per
share amounts)                                 notes            NZ$                  NZ$              NZ$            US$
----------------------------------------------------------------------            ----------------------------------------
Operating revenues
     Local service                                            1,059                  263              266            137
     Calling                                    2             1,135                  299              274            142
     Interconnection                                             93                   23               28             15
     Cellular and other mobile services                         496                  115              134             69
     Data                                                       346                   82               99             51
     Other operating revenues                   2               327                   87               86             44
     Abnormal revenues                          3                31                    -                -              -
                                                            ---------        --------------------------------------------
                                                              3,487                  869              887            458
                                                            ---------        --------------------------------------------
Operating expenses
     Labour                                                     467                  124              113             58
     Depreciation                                               551                  138              137             71
     Cost of sales                                              459                  110              135             70
     Other operating expenses                                   556                  138              137             71
     Abnormal expenses                          3                37                    -                -              -
                                                            ---------        --------------------------------------------
                                                              2,070                  510              522            270
                                                            ---------        --------------------------------------------
Surplus from operations                                       1,417                  359              365            188
Investment income                                                45                   12                4              2
Interest expense                                               (152)                 (43)             (32)           (16)
                                                            ---------        --------------------------------------------
Surplus from operations before income tax                     1,310                  328              337            174
Income tax expense                                             (412)                (107)            (110)           (57)
                                                            ---------        --------------------------------------------
Surplus from operations after income tax                        898                  221              227            117
Share of losses of associate company
  after income tax                                               (7)                   -               (4)            (2)
Minority interests in profits of
  subsidiaries                                                   (2)                  (1)              (1)             -
                                                            ---------        --------------------------------------------
Net surplus                                                     889                  220              222            115
Capital note distribution costs
  after income tax                                              (55)                 (14)             (13)            (7)
                                                            ---------        --------------------------------------------
Net earnings attributable to
  shareholders                                                  834                  206              209            108
                                                            =========        ============================================
Net earnings per share                                       $0.476               $0.118           $0.119         $0.062
                                                            =========        ============================================
Weighted average number of ordinary
     shares outstanding (in millions)                         1,752                1,752            1,753          1,753
                                                            =========        ============================================


TELECOM CORPORATION OF NEW ZEALAND LIMITED AND SUBSIDIARIES

                     CONSOLIDATED STATEMENT OF FINANCIAL
                                   POSITION
As at 30 September 1999  (Unaudited)

                                                                      30 June                         30 September
                                                                  ----------------      ---------------------------------------

                                                                        1999                1998            1999        1999
----------------------------------------------------------------------------------      ---------------------------------------
(Dollars in millions)                                     notes         NZ$                  NZ$             NZ$         US$
----------------------------------------------------------------------------------      ---------------------------------------
ASSETS
Current assets:
Cash                                                                      29                  27              39          20
Short-term investments                                                   114                 606             107          55
Receivables and prepayments                                              691                 664             704         364
Inventories                                                               48                  47              42          22
                                                                  ----------------      ---------------------------------------

Total current assets                                                     882               1,344             892         461

Investments                                                 4            530                  79             540         279
Other assets                                                5             56                  63              61          31
Fixed assets                                                           3,774               3,701           3,765       1,944
                                                                  ----------------      ---------------------------------------

Total assets                                                           5,242               5,187           5,258       2,715
                                                                  ================      =======================================


LIABILITIES AND CAPITAL FUNDS
Current liabilities:

Accounts payable and accruals                                            821                 697             757         391
Provisions - current                                        6             64                  72              47          24
Debt due within one year                                               1,064               1,013           1,197         618
Provision for dividend                                      7            227                 227             227         117
                                                                  ----------------      ---------------------------------------

Total current liabilities                                              2,176               2,009           2,228       1,150

Deferred taxation                                                         25                  18              25          13
Provisions - non-current                                    6              3                  17               3           2
Long-term debt                                                         1,003               1,138             959         495
                                                                  ----------------      ---------------------------------------

Total liabilities                                                      3,207               3,182           3,215       1,660
                                                                  ----------------      ---------------------------------------

Commitments and contingent liabilities                     8,9

Capital funds:

Shareholders' funds                                                    1,086               1,057           1,094         565
Capital notes                                                            942                 942             943         487
Minority interests                                                         7                   6               6           3
                                                                  ----------------      ---------------------------------------

Total capital funds                                                    2,035               2,005           2,043       1,055
                                                                  ----------------      ---------------------------------------

Total liabilities and capital funds                                    5,242               5,187           5,258       2,715
                                                                  ================      =======================================

TELECOM CORPORATION OF NEW ZEALAND LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF MOVEMENTS IN CAPITAL FUNDS
For the three months ended 30 September 1999  (Unaudited)

                                                               Year ended 30           Three months ended
                                                                   June                   30 September
                                                             -----------------      -------------------------
                                                                   1999               1998    1999    1999
                                                             -----------------      -------------------------
(Dollars in millions)                                   notes       NZ$                NZ$     NZ$     US$
------------------------------------------------------------------------------      -------------------------

Capital funds at the beginning of the period                      1,999              1,999   2,035   1,051

Net earnings attributable to shareholders                           834                206     209     108
Movement in foreign currency translation reserve                      1                  -       1       -
                                                             -----------------      -------------------------

Total recognised revenues and expenses for the period               835                206     210     108

Movement in minority interests                                        -                  -      (1)      -
Dividends                                                 7        (909)              (227)   (227)   (117)
Tax credit on supplementary dividends                     7         103                 26      25      13
Discount on capital notes amortised                                   1                  1       1       -
Contributed capital                                                   6                  -       -       -
                                                             -----------------      -------------------------

Capital funds at the end of the period                            2,035              2,005   2,043   1,055
                                                             =================      =========================

Represented by:

Contributed capital                                                 909                903     909     469
Foreign currency translation reserve                                  1                  1       2       1
Minority interests                                                    7                  6       6       3
Retained earnings                                                   176                153     183      95
Capital notes                                                       942                942     943     487
                                                             -----------------      -------------------------

                                                                  2,035              2,005   2,043   1,055
                                                             =================      =========================

TELECOM CORPORATION OF NEW ZEALAND LIMITED AND SUBSIDIARIES

                     CONSOLIDATED STATEMENT OF CASH FLOWS
For the three months ended 30 September 1999  (Unaudited)

                                                                 Year ended         Three months ended
                                                                   30 June             30 September
                                                              ----------------    ----------------------
                                                                     1999          1998    1999   1999
------------------------------------------------------------------------------    ----------------------
(Dollars in millions)                                                 NZ$          NZ$     NZ$     US$
------------------------------------------------------------------------------    ----------------------
Cash flows from operating activities
Cash was provided from/(applied to):
 Cash received from customers                                       3,433           871    861     444
 Proceeds from cross border lease                                      15             -      -       -
 Proceeds from liquidation of Executive Plan, net                      16             -      -       -
 Interest income                                                       41            11      3       2
 Payments to suppliers and employees                               (1,410)         (334)  (377)   (195)
 Restructuring, redundancy and Year 2000 payments                     (64)          (15)   (17)     (9)
 Income tax paid                                                     (254)         (103)  (101)    (52)
 Interest paid on debt                                               (160)          (57)   (41)    (21)
                                                              ----------------    ----------------------
Net cash flows from operating activities                            1,617           373    328     169
                                                              ----------------    ----------------------

Cash flows from investing activities
Cash was provided from/(applied to):
 Sale of fixed assets                                                  18             5     11       6
 (Purchase)/sale of long-term investments                            (460)           28     (4)     (2)
 Sale/(purchase) of short-term investments, net                       490           (37)     7       4
 Purchase of fixed assets                                            (585)         (115)  (149)    (77)
 Capitalised interest paid                                             (9)           (2)    (3)     (2)
                                                              ----------------    ----------------------
Net cash flows used in investing activities                          (546)         (121)  (138)    (71)
                                                              ----------------    ----------------------

Cash flows from financing activities
Cash was provided from/(applied to):
 Proceeds from long-term debt                                          17             2     25      13
 Repayment of long-term debt                                         (201)         (104)  (112)    (58)
 Proceeds from short-term debt, net                                   107           120    172      89
 Contributed capital                                                    5             -      -       -
 Dividends paid                                                      (912)         (226)  (226)   (117)
 Dividends paid to minority interests                                  (1)            -      -       -
 Capital note distribution costs paid                                 (79)          (39)   (39)    (20)
                                                              ----------------    ----------------------
Net cash flows used in financing activities                        (1,064)         (247)  (180)    (93)
                                                              ----------------    ----------------------

Net cash flow                                                           7             5     10       5
Opening cash position (including bank overdrafts)                      22            22     29      15
                                                              ----------------    ----------------------
Closing cash position (including bank overdrafts)                      29            27     39      20
                                                              ================    ======================


 .....................................SUPPLEMENTARY CASH FLOW DATA........................................

Reconciliation of net earnings attributable to shareholders to net cash flows from operating activities

Net earnings attributable to shareholders                             834           206    209     108
Adjustments to reconcile net earnings to net cash flows
 from operating activities:
 Depreciation                                                         551           138    137      71
 Bad and doubtful accounts                                             25             6      4       2
 Deferred income tax                                                   10             3      -       -
 Share of losses of associate company                                   7             -      4       2
 Minority interests                                                     2             1      1       -
 Capital note distribution costs                                       55            14     13       7
 Goodwill amortised                                                     7             2      2       1
 Other                                                                 12            (1)    (2)     (1)

Changes in assets and liabilities net of effects of
 non-cash and investing and financing activities:
 (Increase)/decrease in accounts receivable and related
  items                                                               (54)            8    (23)    (12)
 Decrease/(increase) in inventories                                    (8)           (3)     4       2
 Increase in current taxation                                         153             3      9       5
 Decrease in provisions                                               (36)          (14)   (17)     (9)
 (Decrease)/increase in accounts payable and related items             59            10    (13)     (7)
                                                              ----------------    ----------------------
Net cash flows from operating activities                            1,617           373    328     169
                                                              ================    ======================

TELECOM CORPORATION OF NEW ZEALAND LIMITED AND SUBSIDIARIES

                  NOTES TO THE CONDENSED FINANCIAL STATEMENTS

NOTE   1   FINANCIAL STATEMENTS

The condensed consolidated financial statements of Telecom Corporation of New Zealand Limited (the "Company") together with its subsidiaries ("Telecom") have been prepared in accordance with Financial Reporting Standard ("FRS") No.24:
Interim Financial Statements, issued by the Institute of Chartered Accountants of New Zealand. These financial statements should be read in conjunction with the financial statements and related notes included in the Company's Annual Report for the three month period to 30 June 1999.

Effective 1 April 1999, the Company changed its annual balance date from 31 March to 30 June. The comparative periods presented in these financial statements have been restated to facilitate meaningful comparisons with the Company's new financial reporting periods.

The financial statements for the three months ended 30 September 1998 and 30 September 1999, and the year ended 30 June 1999 are unaudited.

The financial statements are expressed in New Zealand dollars. The amounts pertaining to the most recent financial period are also expressed in United States ("US") dollars, the latter being presented solely for convenience and translated from New Zealand dollars, as a matter of arithmetical computation only, at a rate on 30 September 1999 of NZ$1.00 to US$0.5164. The US dollar amounts should not be construed as representations that the New Zealand dollars have been, could be, or could in the future be converted into US dollars at this or any other rate. References in these financial statements to "$" and "NZ$" are to New Zealand dollars, references to "US$" are to US dollars and "AUD$" are to Australian dollars.

Accounting Policies

The accounting policies used in the preparation of the financial statements for the three months ended 30 September 1999 are consistent with those used in the preparation of the published financial statements for the three month transition period ended 30 June 1999.

Reclassifications

Certain reclassifications of prior periods' data have been made to conform to current period classifications.

NOTE   2    CALLING AND OTHER OPERATING REVENUES

                                                                   Year ended                 Three months ended
                                                                     30 June                     30 September
                                                               -----------------     ----------------------------------
                                                                      1999                  1998             1999
                                    --------------------------------------------     ----------------------------------
                                    (Dollars in millions)              NZ$                   NZ$              NZ$
                                    --------------------------------------------     ----------------------------------
 Calling
     National                                                          695                   178              170
     International                                                     389                   108               92
     Other                                                              51                    13               12
                                                               -----------------     ----------------------------------
                                                                     1,135                   299              274
                                                               =================     ==================================
 Other operating revenues
     Directories                                                       161                    48               52
     Equipment revenue                                                 109                    28               24
     Miscellaneous other services                                       57                    11               10
                                                                -----------------     ---------------------------------
                                                                       327                    87               86
                                                               =================     ==================================

TELECOM CORPORATION OF NEW ZEALAND LIMITED AND SUBSIDIARIES

                  NOTES TO THE CONDENSED FINANCIAL STATEMENTS continued

NOTE   3  ABNORMAL ITEMS

                                                                   Year ended                 Three months ended
                                                                     30 June                     30 September
                                                               -----------------     ----------------------------------
                                                                      1999                  1998             1999
                                    --------------------------------------------     ----------------------------------
                                    (Dollars in millions)              NZ$                   NZ$              NZ$
                                    --------------------------------------------     ----------------------------------
Abnormal Revenues

Cross border lease                                                     15                    -                -
Liquidation of executive share ownership plan                          16                    -                -
                                                               -----------------     ----------------------------------
                                                                       31                    -                -
                                                               =================     ==================================
Abnormal Expenses

Onerous contract buy-out costs                                         22                    -                -
Restructuring costs                                                    15                    -                -
                                                               -----------------     ----------------------------------
                                                                       37                    -                -
                                                               =================     ==================================

Abnormal Revenues

Cross Border Lease

During the year ended 30 June 1999, a gain of $15 million was recognised on the prepayment and early extinguishment of Telecom's obligations relating to a cross border finance lease.

Liquidation of the Executive Share Ownership Plan (the "Executive Plan")

The liquidation of Telecom's Executive Plan was completed in March 1999. The Trustee of the Executive Plan disposed of the 1.9 million unallocated shares held on trust and remitted the net proceeds to Telecom as the residuary beneficiary. The net proceeds received were $16 million.

Abnormal Expenses

Onerous Contract Buy-out Costs

During the year ended 30 June 1999, the costs of buying-out the terms of certain onerous contracts were identified and provided for. The contracts are onerous as the unavoidable costs of meeting the contractual obligations exceed their economic benefits.

Restructuring Costs

During the year ended 30 June 1999, Telecom announced it had reached an agreement with specialist call centre operator SITEL Asia Pacific to contract out the provision of operator services. Operator services manages directory assistance, operator assistance and audioconferencing calls as well as passing 111 calls to emergency services. The decision to outsource operator services resulted in approximately 560 redundancies at a cost of $15 million.

TELECOM CORPORATION OF NEW ZEALAND LIMITED AND SUBSIDIARIES

                  NOTES TO THE CONDENSED FINANCIAL STATEMENTS continued

NOTE    4  INVESTMENTS

                                                                     30 June                     30 September
                                                               -----------------     ----------------------------------
                                                                      1999                  1998             1999
                                    --------------------------------------------     ----------------------------------
                                    (Dollars in millions)              NZ$                   NZ$              NZ$
                                    --------------------------------------------     ----------------------------------
Term deposits                                                          26                    58               30
International telecommunications investments                           21                    21               20
Associate company
     Advance                                                          104                     -              113
     Share of net losses                                               (7)                    -              (12)
Shares in listed company - AAPT Limited                               386                     -              389
                                                               -----------------     ----------------------------------
                                                                      530                    79              540
                                                               =================      =================================

At 30 September 1999 the market value of Telecom's investment in AAPT Limited ("AAPT") was NZ$353 million (30 September 1998: Nil, 30 June 1999: NZ$337 million). The Directors do not consider there has been a permanent diminution in the value of this investment.


NOTE   5   OTHER ASSETS

Included within Other Assets is goodwill (net of amortisations) of $54 million (30 September 1998: $61 million, 30 June 1999: $56 million).

NOTE    6  PROVISIONS - ONEROUS CONTRACTS, RESTRUCTURING AND YEAR 2000

                                                                     30 June                     30 September
                                                               -----------------     ----------------------------------
                                                                      1999                  1998             1999
                                    --------------------------------------------     ----------------------------------
                                    (Dollars in millions)              NZ$                   NZ$              NZ$
                                    --------------------------------------------     ----------------------------------
Current:
     Onerous contracts provision                                       22                     -               22
     Restructuring provisions                                          25                    24               14
     Year 2000 provision                                               17                    48               11
                                                               -----------------     ----------------------------------
                                                                       64                    72               47
                                                               =================     ==================================
Non-current:
     Restructuring provisions                                           3                    15                3
     Year 2000 provision                                                -                     2                -
                                                               ------------------    ----------------------------------
                                                                        3                    17                3
                                                               ==================    ==================================


NOTE   7   DIVIDENDS

Total dividends for the three months ended 30 September 1999 of $202 million have been provided for, representing a dividend of 11.5 cents per share. In addition, and in accordance with the Income Tax Act 1994, a supplementary dividend totalling $25 million has been provided for which will be payable to shareholders who are not resident in New Zealand, for which Telecom will receive an equivalent tax credit from the Inland Revenue Department.

TELECOM CORPORATION OF NEW ZEALAND LIMITED AND SUBSIDIARIES

                  NOTES TO THE CONDENSED FINANCIAL STATEMENTS continued

NOTE  8  COMMITMENTS

Operating Leases

Operating lease commitments are mainly in respect of leases of land, buildings and other telecommunications facilities. At 30 September 1999, minimum rental commitments for all non-cancellable operating leases (excluding amounts provided for in respect of restructuring) were $319 million (30 September 1998: $292 million, 30 June 1999: $322 million).

Finance Leases

Telecom has entered into the sale and leaseback of certain assets. At 30 September 1999, the outstanding lease commitments were $94 million (30 September 1998: $136 million, 30 June 1999: $95 million).

Capital Commitments

At 30 September 1999, capital expenditure amounting to $115 million (30 September 1998: $96 million, 30 June 1999: $65 million), principally relating to telecommunications network and international cable assets, had been committed under contractual arrangements, with substantially all payments due within one year.

Telecom has signed an agreement with other international telecommunications organisations to build and operate a trans-Pacific submarine optical fibre cable, called the Southern Cross Cable Network ("Southern Cross"), linking Australia and New Zealand with Hawaii, Fiji and the West Coast of the United States. In March 1998, Telecom signed a capacity use agreement committing Telecom to purchase total capacity on Southern Cross of approximately US$140 million. The first payment of approximately US$70 million is due on the first ready-for-service date ("RFS") in mid 2000. The second payment of approximately US$57 million is due on the first anniversary of RFS with the balance payable over the following two years. No payments will be due if RFS does not occur by 31 March 2001, extendable (in certain circumstances) by a period of up to 18 months.

In addition, the Board of Directors has approved a 50% equity investment in Southern Cross Cables Limited. Pursuant to this a shareholders advance of US$57 million (excluding accrued interest) has been provided to Southern Cross Cables Limited. Telecom is committed to advancing further funds to bring the total to US$75 million by way of equity or further shareholder advances.

Funding the Construction of the Southern Cross Cable Network

The majority of the funding for the construction of the Southern Cross Cable was to be provided directly to Southern Cross Cables Limited through a limited recourse bank financing facility. However the facility required major alterations to accommodate delays in obtaining Californian environmental permits and recent changes in Southern Cross' marketing strategy. Following a Data Gathering Meeting in August 1999, which resulted in significant additional capacity purchase indications, the Shareholders have substituted the banks and are providing interim funding prior to re-financing the project on a basis more closely aligned to present capacity purchase indications and the advanced state of the cable construction. It is expected that Southern Cross Cables Limited will repay its borrowings in the first few years after the project completion.

TELECOM CORPORATION OF NEW ZEALAND LIMITED AND SUBSIDIARIES

                  NOTES TO THE CONDENSED FINANCIAL STATEMENTS continued

NOTE  9  CONTINGENT LIABILITIES

Lawsuits and Other Claims

In proceedings commenced in November 1996, Clear alleges breaches of the Commerce Act in relation to Telecom's bundling practices, as well as claiming the existence of arrangements between Telecom and Bell Atlantic and Ameritech that breach the Commerce Act. Unspecified damages are sought.

In April 1997, Telecom issued proceedings against Clear for withholding certain payments for services supplied under Clear's 1996 interconnection agreement with Telecom. Telecom seeks a declaration that the outstanding amounts are payable and an injunction requiring Clear to pay for services provided under the interconnection agreement. Clear's defence and counterclaim allege that both its 1991 and 1996 interconnection agreements are invalid and unenforceable because the interconnection terms (including charges payable by Clear) have an anti-competitive purpose and effect in breach of the Commerce Act, as does Telecom's retail pricing. Clear seeks unspecified damages and other relief under the Commerce Act. Clear's counterclaim also includes a claim against Telecom for unspecified damages based on breach of "undertakings" allegedly given by Telecom in the late 1980s regarding the provision of interconnection, and incorporates other allegations previously raised in separate proceedings.

In proceedings commenced by Telstra NZ Limited ("Telstra") in May 1999, it is alleged that Telecom's cessation of certain carrier rebilling arrangements with Telstra breaches the Commerce Act. Telstra seeks injunctive relief together with unspecified damages.

In June 1999 a claim was filed against Telecom in the Employment Court by representative and individual plaintiffs. The plaintiffs allege breach of various express and implied terms of their employment contracts. The claim is not fully quantified.

Various other lawsuits, claims and investigations have been brought or are pending against Telecom.

The Directors of Telecom cannot reasonably estimate the adverse effect (if any) on Telecom if any of the foregoing claims are ultimately resolved against Telecom's interests, and there can be no assurance that such litigation will not have a material adverse effect on Telecom's business, financial condition or results of operations. In particular, the Clear proceedings could, if resolved against Telecom, affect the manner in which Telecom conducts its business.

TELECOM CORPORATION OF NEW ZEALAND LIMITED AND SUBSIDIARIES

                  NOTES TO THE CONDENSED FINANCIAL STATEMENTS continued


NOTE   10  QUARTERLY FINANCIAL INFORMATION

                                                                                               Surplus
                                                                                                from      Net earnings
                                                                 Net abnormal    Surplus     operations   attributable      Net
                                                     Operating    revenues/        from        before          to         earnings
                                                      revenues    (expenses)    operations   income tax   shareholders   per share
                         ---------------------------------------------------------------------------------------------------------
                         (NZ dollars in millions,
                         except per share amounts)                                                                          NZ$
                         ---------------------------------------------------------------------------------------------------------
Quarter ended:
 30 September 1999                                       887           -            365          337          209          0.119
                                                     =============================================================================
Quarter ended:
 30 September 1998                                       869           -            359          328          206          0.118
 31 December 1998                                        859           -            354          325          202          0.115
 31 March 1999                                           896           1            362          337          224          0.128
 30 June 1999                                            863          (7)           342          320          202          0.115
                                                     =============================================================================
Year ended 30 June 1999                                3,487          (6)         1,417        1,310          834          0.476
                                                     =============================================================================


NOTE 11  EVENTS SUBSEQUENT TO QUARTER END

     AAPT Acquisition

     On 5 October 1999 Telecom made an offer to purchase all remaining shares in AAPT at AUD$5.10 per share. The offer closed on 6 November 1999 at which time Telecom had received entitlements to purchase an additional 184,610,054 shares in AAPT at a cost of NZ$1,177 million. This will increase Telecom's shareholding in AAPT to 81.5% (78.2% on a fully diluted basis) at a total cost of NZ$1,564 million. The acquisition will be funded by debt.